Exhibit 99.1

www.nortel.com

FOR IMMEDIATE RELEASE		February 27, 2008

For more information:

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(905) 863-7407	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com
Nortel Reports Financial Results for the Fourth Quarter and Full Year 2007
•	Achieved fourth quarter Operating Margin (OM)(a) of $244 million, an increase of 339 basis points compared to 2006 and achieved full year OM of 3.7 percent, the highest since 2000
•	Fourth quarter revenues increased 2 percent, excluding the impact of the UMTS divestiture(b). Revenues in the fourth quarter decreased by 4 percent, including UMTS compared to 2006 and increased 18 percent sequentially
•	Nortel expects 2008 revenues to grow in the low single digits and OM to increase by about 300 basis points compared to 2007
•	Outlined the next phase of Restructuring as part of the previously announced Business Transformation program
•	Non-cash charge of $1.1 billion to increase the valuation allowance against the Canadian Deferred Tax Asset primarily due to changes in Canadian tax profile
•	Completed remediation of the remaining material weakness
TORONTO — Nortel’s focus on organizational effectiveness, strategic innovation and customer value contributed to progress in both gross and operating margin as Nortel* Networks Corporation [NYSE/TSX: NT] today announced financial and operating results for the fourth quarter and full year of 2007 prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.
“Nortel continued to make strong progress in the fourth quarter as we completed a pivotal year in our transformation,” said Nortel President and CEO Mike Zafirovski. “In a period of significant change for our industry, we have now reported six consecutive quarters of strong year over year improvement in operating margin, reflected in a 353 basis points improvement in the second half of 2006 and a 369 basis points improvement in 2007. Although our fourth quarter operating margin was below our target, it is the highest in 12 quarters. We also recorded a 386 basis point increase in gross margin to 43.7%, also the highest in 12 quarters. And most importantly, customers around the world are validating our strategic direction by signing up for multi-year engagements that leverage both our technological innovation and world-class know-how. We ended the year with a positive book to bill of 1.01 in the fourth quarter.”
Speaking to the progress made, Zafirovski added: “We are just over two years into a major transformation of Nortel. Significant progress has been made while upholding the highest standards of ethics and integrity. We have increased our profitability, improved organizational effectiveness and enhanced our competitiveness in the market. I am particularly pleased with the attainment of double digit productivity, which contributed to our gross margin improvements, and by our ability to shift significantly more R&D investments into growth and emerging new areas while reducing the overall R&D spend. These accomplishments provide us with the capability and foundation upon which to build a successful business that delivers value both to customers and to shareholders.”

Nortel today outlined the next steps of its previously announced Business Transformation plan, designed to complement growth initiatives by increasing the Company’s global competitiveness and contributing to the Company’s targets of double-digit operating margins and the reduction of operating costs. Under the 2008 Restructuring Plan, Nortel expects to implement a net reduction of its global workforce by approximately 2,100 positions and in addition move approximately 1,000 positions to higher growth and lower cost geographies.
“Over the past year, we have driven process improvements across the organization and today we are announcing the difficult but necessary measures that accompany this type of transformation. Our ultimate goal is to build a high-performance, efficient and simple organization within a cost structure that allows us to compete and win effectively against any competitor in the world,” said Zafirovski. “I recognize the impact this will have on affected employees. Due to the careful planning that has taken place, these reductions will occur through an orderly and considered process. Similar to last year’s restructuring, we will maximize normal attrition and will work to re-deploy affected employees to other opportunities within the Company, whenever appropriate. I am pleased to report that in 2007 approximately 30% of the employees in affected positions were redeployed or transferred to other roles within the Company.”
Outlook(c)
Nortel provided its financial outlook for the full year 2008, and expects:
•	Revenue to grow in the low single digits compared to 2007
•	Gross Margin to be about our business model target of 43 percent of revenue
•	Operating Margin as a percentage of revenue to increase by about 300 basis points compared to 2007
2007 Financial Highlights
•	Revenue in the fourth quarter of $3.20 billion, was down 4 percent year over year and was $10.95 billion for the full year, down 4 percent; however, excluding the impact of the UMTS Access divestiture, revenue increased by 2 percent in the quarter and grew by 2 percent for the full year(b). Compared to the third quarter of 2007, revenue grew by 18 percent.
•	Nortel’s efforts at driving long-term profitability continued to make strong progress, with gross margin in the fourth quarter of 43.7 percent, up 386 basis points year over year and 42.1 percent for the full year 2007, up 327 basis points.
•	Operating Margin(a) in the fourth quarter of 7.6 percent, was 339 basis points better year over year and was 3.7 percent for the full year, up 369 basis points.
•	Cash balance, as at December 31, 2007 was $3.53 billion, with an inflow of cash from operations in the fourth quarter of $417 million. Full-year Cash Flow from Operations was an outflow of $403 million and excluding the impact of the shareholder litigation settlement, an inflow of $182 million.(d)
•	Due to changes in the Company’s Canadian tax profile, which include the sustained strength of the Canadian dollar relative to the U.S. dollar, and the recent reduction of the Canadian federal tax rate and other expectations related to the timing of Canadian taxable income, the Company decided to record a non-cash charge of $1,064 million in the fourth quarter to increase the valuation allowance against the Canadian deferred tax asset. This non-cash charge is reflected in the net loss in the fourth quarter of $844 million, or $1.70 per common share on a basic and diluted basis and for the full year of $957 million, or $1.98 per common share on a basic and diluted basis.
“We have made strong consistent progress on key financial metrics in 2007 that has positioned us well for continued improvements in 2008 and beyond,” said Executive Vice-President and CFO Pavi Binning. “The change made to adjust our Canadian deferred tax asset is an accounting transaction and has no bearing on our financial fundamentals or cash position. It is also important to note that despite the net reduction on our balance sheet for accounting purposes, the Canadian deferred tax asset remains available to offset the Company’s future Canadian tax liability as conditions warrant.”

Business Transformation — 2008 Restructuring Plan
Under the 2008 Restructuring Plan, Nortel expects to implement a net reduction of its global workforce by approximately 2,100 positions and in addition move approximately 1,000 positions to higher growth and lower cost geographies, with about 70 percent of the net reduction taking place in 2008. The plan also includes the sale of certain real estate assets.
These actions are expected to result in annual gross savings of approximately $300 million, with total charges to earnings of approximately $275 million and cash outlays of approximately $250 million, however the actual costs could be lower with the redeployment of resources. Approximately 70 percent of the charges are expected to be incurred in 2008 and the remainder in 2009.
Today’s announcement is designed to complement growth initiatives by increasing the Company’s global competitiveness and will contribute to the target of double-digit operating margins and reduction of overall SG&A costs.
Business Highlights
•	In Unified Communications, the Innovative Communications Alliance with Microsoft logged over 600 wins to date and Nortel’s alliance with IBM strengthened through a joint commitment to drive a service oriented architecture (SOA) platform to give customers the benefit of business applications and processes operating on a software-based foundation.
•	Nortel’s 4G wireless technologies were highlighted with Verizon’s decision to trial LTE (Long-Term-Evolution) technology. Nortel also demonstrated the industry’s first WiMAX VoIP Call over a 2G/3G voice network, allowing wireless service providers the efficiency and simplicity of offering advanced voice and data capabilities without replacing existing networks.
•	More than 20 trials and contracts have been signed for Nortel’s 40G solutions, including Verizon Business who wanted to find a simple and cost-effective way of delivering greater capacity to its large enterprise customers across Europe.
•	Nortel’s PBT technology demonstrated its competitive advantage over MPLS solutions by delivering over 30 customer wins following the landmark BT win early in 2007. The Metro Ethernet Networks team showed additional progress with wins such as Swiss power company groupe-e, which chose Nortel to help deliver high-bandwidth Ethernet connectivity to support services such as VoIP, high-speed Internet access and data center consolidation.
•	Working with Polycom, Nortel brought to market a world-class telepresence solution that delivers an open-architecture (unlike many competitors) and the high-definition, real-time quality needed by businesses who want to decrease their travel costs, increase their productivity and significantly reduce their carbon footprint.
Revenue
Revenue was $3.20 billion for the fourth quarter of 2007 compared to $3.32 billion for the fourth quarter of 2006 and $2.70 billion for the third quarter of 2007. In the fourth quarter of 2007, revenue increased by 18 percent compared to the third quarter of 2007 and excluding the impact of the UMTS Access divestiture, revenue increased by 2 percent compared with the year-ago quarter.(b) The fourth quarter of 2007 revenue was at the low end of our expectations primarily due to lower than expected carrier spending in North America.
Revenue

			YoY excl
			UMTS
	Q4 2007	YoY	Access(b)	QoQ

Carrier Networks	$1,346	(9%)	(2%)	25%
Enterprise Solutions	$762	(3%)		14%
Global Services	$605	12%	32%	12%
Metro Ethernet Networks	$429	(4%)		19%
Other	$56	(3%)		4%

Total	$3,198	(4%)	2%	18%

Carrier Networks (CN) revenue in the fourth quarter of 2007 was $1,346 million, a decrease of 9 percent compared with the year-ago quarter and an increase of 25 percent sequentially. Compared to the year ago quarter, CN revenue was impacted by the UMTS Access divestiture, partially offset by growth in CDMA and VoIP. Excluding the impact of the UMTS Access divestiture, CN revenue decreased by 2 percent in the fourth quarter of 2007 compared with the year-ago quarter.(b)
Enterprise Solutions (ES) revenue in the fourth quarter of 2007 was $762 million, a decrease of 3 percent compared with the year-ago quarter and an increase of 14 percent sequentially. Compared to the year ago quarter, ES revenues were negatively impacted by lower revenues from the LG-Nortel joint venture, primarily due to higher deferred revenue recognized in the fourth quarter of 2006, partially offset by growth in voice, data and applications businesses.
Global Services (GS) revenue in the fourth quarter of 2007 was $605 million, an increase of 12 percent compared with the year-ago quarter and an increase of 12 percent sequentially. The fourth quarter showed strong growth in network implementation services, support services and managed services and benefited from the timing of contract completion. Excluding the impact of the UMTS Access divestiture, GS revenue increased by 32 percent in the fourth quarter of 2007 compared with the year-ago quarter.(b)
Metro Ethernet Networks (MEN) revenue in the fourth quarter of 2007 was $429 million, a decrease of 4 percent compared with the year-ago quarter and an increase of 19 percent sequentially. The year over year decrease in revenue was primarily due to decreases in long-haul optical revenue resulting from revenue recognized in the fourth quarter of 2006, not repeated to the same extent in the fourth quarter of 2007, as well as decreases in legacy data, partially offset by increases in metro optical.
Deferred Revenue
Deferred revenue balances decreased by $204 million during the fourth quarter of 2007 compared to a decrease of $152 million in the fourth quarter of 2006. In 2007, deferred revenue decreased by $290 million compared to a decrease of $188 million in 2006.
Gross margin
Gross margin was 43.7 percent of revenue in the fourth quarter of 2007. This compared to gross margin of 39.8 percent for the fourth quarter of 2006 and 43.0 percent for the third quarter of 2007. Compared to the fourth quarter of 2006, gross margins benefited primarily from productivity improvements and mix.
Operating Expenses
Operating Expenses

	Q4 2007	YoY	QoQ

SG&A	$678	(2%)	11%
R&D	$475	(3%)	14%

Total	$1,153	(2%)	12%

Operating Expenses were $1,153 million in the fourth quarter of 2007, compared to $1,182 million for the fourth quarter of 2006 and $1,029 million for the third quarter of 2007.
Selling, general and administrative (SG&A) expenses were $678 million in the fourth quarter of 2007, compared to $694 million for the fourth quarter of 2006, and $613 million for the third quarter of 2007. Compared to the fourth quarter of 2006, SG&A was favourably impacted primarily by the UMTS Access divestiture and lower costs related to our internal control remediation activities, partially offset by unfavourable foreign exchange impacts.

Research and development (R&D) expenses were $475 million in the fourth quarter of 2007, compared to $488 million for the fourth quarter of 2006 and $416 million for the third quarter of 2007. Compared to the fourth quarter of 2006, R&D was primarily impacted by the UMTS Access divestiture partially offset by unfavourable foreign exchange impacts.
Operating Margin (a)
Operating Margin was 7.6 percent in the fourth quarter of 2007, compared to 4.2 percent for the fourth quarter of 2006 and 5.0 percent for the third quarter of 2007. Fourth quarter of 2007 Operating Margin was the highest in 12 quarters, reflecting the continued momentum of Nortel’s Business Transformation initiatives. Fourth quarter Operating Margin was below our expectations due primarily to lower than expected revenues from North American carriers and higher than expected operating expenses due to higher sales commissions and higher R&D costs from the write-down of equipment.
Other
Special charges in the fourth quarter of 2007 of $38 million related to costs associated with our 2007 and prior restructuring plans.
Other income (expense) — net was $93 million of income for the fourth quarter of 2007, compared to income of $23 million in the fourth quarter of 2006 and income of $156 million in the third quarter of 2007. Other income included interest and dividend income of $45 million, foreign exchange gains of $40 million and a gain of $15 million due to a market value adjustment on an interest rate swap.
Minority interest was an expense of $39 million in the fourth quarter of 2007, compared to an expense of $58 million for the fourth quarter of 2006 and an expense of $43 million for the third quarter of 2007. Minority interest expense included an expense of $12 million related to the ongoing payment of preferred shares dividends, but was primarily driven by the profitability of the LG-Nortel joint venture.
Interest expense was $80 million in the fourth quarter of 2007, compared to $97 million for the fourth quarter of 2006 and $107 million for the third quarter of 2007.
Income tax expense was $1,040 million in the fourth quarter of 2007, compared to a benefit of $9 million for the fourth quarter of 2006 and an expense of $50 million for the third quarter of 2007. The tax expense in the fourth quarter of 2007 included an increase to the valuation allowance against the Canadian deferred tax asset of $1,064 million and decreases to the valuation allowances against the deferred tax assets in Germany, Ireland, and China of $21 million, reducing consolidated net deferred tax assets by $1,043 million to $3,323 million.
Earnings
The Company reported a net loss in the fourth quarter of 2007 of $844 million, or $1.70 per common share on a basic and diluted basis, compared to net loss of $80 million, or $0.19 per common share on a basic and diluted basis, in the fourth quarter of 2006 and net income of $27 million, or $0.05 per common share on a diluted basis, in the third quarter of 2007.
Significant Impact Items and Tax Impact

	Q4 2007	Q4 2006	Q3 2007

Net Earnings / (Loss)	$(844)	$$80)	$27
Restructuring Charges	$38	$29	$56
Litigation Settlement Mark to Market		$234
Loss (Gain) on Sale	$(23)	$(164)	$3
Currency Exchange Loss (Gain)	$(40)	$32	$(67)
Income Tax — Adjustment to Deferred Tax Asset	$1,043		$33
Other Income — Loss (Gain) from Swap	$(15)	$(1)	$(14)
Total Tax Impact of above items	$5	$1	$3

The net loss in the fourth quarter of 2007 of $844 million included a reduction of the deferred tax asset of $1,043 million, special charges of $38 million for restructurings, a gain of $23 million on the sale of assets, a gain of $40 million due to favourable effects of changes in foreign exchange rates and a gain due to a market value adjustment of $15 million on an interest rate swap. The net loss in the fourth quarter of 2006 of $80 million included a loss of $234 million from the mark-to-market of the shareholder litigation settlement, a gain of $164 million on the sale of assets, special charges of $29 million for restructuring, a loss of $32 million due to unfavourable effects of changes in foreign exchange rates, and a gain due to a market value adjustment of $1 million on an interest rate swap. The net earnings in the third quarter of 2007 of $27 million included special charges of $56 million for restructuring, a tax expense of $33 million primarily related to a reduction of the gross deferred tax assets, a loss of $3 million on the sale of assets, a gain of $67 million due to favourable effects of changes in foreign exchange rates and a gain due to a market value adjustment of $14 million on an interest rate swap.
Cash balance at the end of the fourth quarter of 2007 was $3.53 billion, up from $3.13 billion at the end of the third quarter of 2007. The increase in cash was primarily driven by cash from operating activities of $417 million, and a positive impact from foreign exchange of $16 million, partially offset by cash used in financing activities of $23 million and cash used in investing activities of $6 million.
Full Year 2007 Results
For 2007, revenues were $10.95 billion compared to $11.42 billion for 2006. Nortel reported a net loss for 2007 of $957 million, or $1.98 per common share on a basic and diluted basis, compared to net earnings of $28 million, or $0.06 per common share on a diluted basis, for the year 2006.
Net loss for 2007 included a tax expense of $1,114 million primarily related to an increase to the valuation allowance against the Canadian deferred tax asset, special charges of $210 million for restructurings, a gain of $176 million due to favourable effects of changes in foreign exchange rates, a gain of $54 million related to a mark to market value adjustment of the equity portion of the class action litigation settlement, a gain of $31 million on the sale of assets, a gain due to a market value adjustment of $29 million on an interest rate swap, and a charge of $35 million related to the settlement of the SEC investigation. Net earnings for the year 2006 included a shareholder litigation recovery of $219 million reflecting mark-to-market adjustments of the share portion of the global class action settlement, special charges of $105 million primarily related to restructuring activities, a benefit of approximately $43 million related to the announced changes to the North American employee benefit plans and a benefit of $206 million related to the sale of assets.
Remediation of Revenue Related Material Weakness
Nortel will report in its 2007 Annual Report on Form 10-K (“2007 Form 10-K”) that management implemented remedial measures and internal controls during 2007 to address the revenue related material weakness. As at December 31, 2007, Nortel concluded that these measures resulted in the elimination of the material weakness. See Item 9A in the 2007 Form 10-K.
(a)   Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Operating Margin percentage is a non-GAAP measure defined as Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies. Note that commencing in the first quarter of 2008, the primary financial measure used by the CEO in assessing performance is Operating Margin.
(b)   Fourth quarter and full year of 2006 included revenue of $110 million and $484 million respectively in CN and $81 million and $176 million respectively in Global Services that related to the UMTS Access business that was sold on December 31, 2006. Consolidated revenue growth and CN and GS revenue growth for the fourth quarter of 2007 excluding UMTS revenue are non-GAAP measures. Nortel’s management believes that this supplemental information is meaningful, given the sale of the UMTS Access business, by providing greater transparency to investors with respect to Nortel’s performance and by facilitating comparisons to Nortel’s historical performance. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP.
(c)   The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.
(d)   Cash flow from operations of $182 million, which excludes the $585 million outflow related to the litigation settlement, is a non-GAAP measure. Nortel’s management believes that this supplemental information is meaningful, given the impact on cash flow from operations of the global class action litigation settlement, by providing greater transparency to investors with respect to Nortel’s performance and by facilitating comparisons to Nortel’s historical performance. This non-GAAP measure should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s restatements of its financial results; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; improvement in Nortel’s product costs due to favorable supplier pricing, offset by higher costs associated with customer deployments in emerging markets; cost reductions resulting from the 2008 and 2007 restructuring plans; increased employee costs relative to expected cost of living adjustments and employee bonuses; and the effective execution of Nortel’s strategy, including the execution of Nortel’s supply chain strategy and the implementation of its Business Transformation initiatives in 2008. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: global service provider capital expenditures in 2008 reflecting low to mid single digit growth as compared to mid to high single digit growth in 2007; global growth rate to remain stable with investments in next generation products and services to exceed declines in purchases of legacy equipment; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.
Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s business including: significant competition, competitive pricing practice, cautious capital spending by customers as a result of factors including current economic uncertainties, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with Nortel’s suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of Nortel’s information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and related matters including: any negative impact on Nortel and NNL of such restatements; legal judgments, fines, penalties or settlements related to the ongoing criminal investigations of Nortel in the U.S. and Canada; the significant dilution of Nortel’s existing equity positions resulting from the approval of its class action settlement; or any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K and other securities filings with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss Fourth Quarter 2007 Results:

Date:	Wednesday, February 27, 2008
Time:	8:30 a.m. ET
To take part in the audio Webcast, please visit: www.nortel.com/q4earnings2007
To participate in the audio teleconference and Q&A, please call:
•	North America 1-866-898-9626
•	International 1-416-340-2216
*** Please dial in at least 15 minutes prior to the start of the event ***
Replay:     A replay of the audio teleconference will be available at 11:00 a.m. ET at:
•	North America 1-800-408-3053 Passcode: 3252006#
•	International 1-416-695-5800 Passcode: 3252006#
Audio webcast replay:     www.nortel.com/q4earnings2007

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Operations
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Twelve months ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Revenues:
Products	$2,861	$2,378	$3,016	$9,654	$10,158
Services	337	327	306	1,294	1,260

	3,198	2,705	3,322	10,948	11,418

Cost of revenues
Products	1,626	1,384	1,822	5,650	6,267
Services	175	158	177	684	712

	1,801	1,542	1,999	6,334	6,979

Gross profit	1,397	1,163	1,323	4,614	4,439

Selling, general and administrative expense	678	613	694	2,490	2,503
Research and development expense	475	416	488	1,723	1,939

Operating Margin (a)	244	134	141	401	(3)

Other operating income — net	6	7	11	35	13
Amortization of intangibles	13	12	7	50	26
In-process research and development expense	—	—	6	—	22
Special charges	38	56	29	210	105
Loss (gain) on sale of businesses and assets	(23)	3	(164)	(31)	(206)
Shareholder litigation settlement recovery	—	—	234	(54)	(219)
Regulatory investigation expense	—	—	—	35	—
Other operating income — net	(6)	(7)	(11)	(35)	(13)

Operating earnings (loss)	222	70	40	226	282

Other income — net	93	156	23	425	199
Interest expense
Long-term debt	(74)	(102)	(84)	(352)	(272)
Other	(6)	(5)	(13)	(29)	(68)

Loss from operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	235	119	(34)	270	141
Income tax benefit (expense)	(1,040)	(50)	9	(1,114)	(60)

	(805)	69	(25)	(844)	81
Minority interests — net of tax	(39)	(43)	(58)	(115)	(59)
Equity in net earnings (loss) of associated companies — net of tax	—	1	3	2	(3)

Net loss before cumulative effect of accounting change	(844)	27	(80)	(957)	19
Cumulative effect of accounting change — net of tax	—	—	—	—	9

Net earnings (loss)	$(844)	$27	$(80)	$(957)	$28

Average shares outstanding (millions) — Basic (b)	498	497	434	484	434
Average shares outstanding (millions) — Diluted (b)	498	500	434	484	434

Basic and diluted earnings (loss) per common share	$(1.70)	$0.05	$(0.19)	$(1.98)	$0.06

(a)     Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Nortel’s management believes that this measure is a meaningful measurement of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. This non-GAAP measure may also facilitate comparisons to Nortel’s historical performance and our competitors’ operating results. This non-GAAP measure should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. This measure may not be synonymous to similar measurement terms used by other companies.
(b)     Reflects the consolidation of the outstanding Nortel common shares at a ratio of 1 consolidated share for 10 pre-consolidated shares effective December 1, 2006.

NORTEL NETWORKS CORPORATION
Condensed Consolidated Balance Sheets
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	December 31, 2007	September 30, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$3,532	$3,128	$3,492
Restricted cash and cash equivalents	76	64	639
Accounts receivable — net	2,583	2,538	2,785
Inventories — net	2,002	2,094	1,989
Deferred income taxes — net	487	472	276
Other current assets	467	598	742

Total current assets	9,147	8,894	9,923

Investments	194	200	204
Plant and equipment — net	1,532	1,533	1,530
Goodwill	2,559	2,537	2,529
Intangible assets — net	213	224	241
Deferred income taxes — net	2,868	3,982	3,863
Other assets	555	545	689

Total assets	$17,068	$17,915	$18,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,187	$1,077	$1,125
Payroll and benefit-related liabilities	690	563	640
Contractual liabilities	272	266	243
Restructuring liabilities	100	121	97
Other accrued liabilities	3,825	3,757	4,603
Long-term debt due within one year	698	697	18

Total current liabilities	6,772	6,481	6,726

Long-term debt	3,816	3,799	4,446
Deferred income taxes — net	17	16	97
Other liabilities	2,875	3,890	5,810

Total liabilities	13,480	14,186	17,079

Minority interests in subsidiary companies	830	822	779

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 437,423,006 as of December 31, 2007 437,328,768 as of September 30, 2007 and 433,934,747 as of December 31, 2006	34,028	34,027	33,938
Additional paid-in capital	5,025	5,008	3,378
Accumulated deficit	(36,532)	(35,688)	(35,574)
Accumulated other comprehensive loss	237	(440)	(621)

Total shareholders’ equity	2,758	2,907	1,121

Total liabilities and shareholders’ equity	$17,068	$17,915	$18,979

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Cash Flows
(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Twelve months ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Cash flows from (used in) operating activities
Net earnings (loss)	$(844)	$27	$(80)	$(957)	$28
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	97	79	68	328	290
Non-cash portion of shareholder litigation settlement expense (recovery)	—	—	234	(54)	(219)
Non-cash portion of special charges and related asset write downs	10	—	1	13	3
In-process research and development expense	—	—	6	—	22
Equity in net (earnings) loss of associated companies	—	(1)	(3)	(2)	3
Share based compensation expense	19	31	29	105	112
Deferred income taxes	1,027	(11)	(42)	1,019	31
Cumulative effect of accounting change — net of tax	—	—	—	—	(9)
Pension and other accruals	77	64	77	277	346
Gain on sale or write down of investments, businesses and assets	(23)	3	(164)	(26)	(200)
Minority interests	39	43	58	115	59
Other — net	(18)	(119)	(28)	(205)	220
Change in operating assets and liabilities, excluding Global Class Action Settlement — net	33	(255)	364	(431)	(449)
Global Class Action Settlement — net	—	—	—	(585)	—

Net cash from (used in) operating activities	417	(139)	520	(403)	237

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(95)	(31)	(56)	(235)	(316)
Proceeds on disposals of plant and equipment	1	5	18	90	143
Restricted cash and cash equivalents	(12)	(17)	(11)	563	(557)
Acquisitions of investments and businesses — net of cash acquired	(4)	(55)	(12)	(85)	(146)
Proceeds on sale of investments and businesses	104	(11)	404	75	603

Net cash from (used in) investing activities	(6)	(109)	343	408	(273)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(17)	(10)	(14)	(52)	(60)
Increase in notes payable	29	23	17	76	105
Decrease in notes payable	(29)	(25)	(4)	(81)	(79)
Increase in loan payable	—	—	—	—	—
Proceeds from issuance of long-term debt	—	—	—	1,150	3,300
Repayments of long-term debt	—	(1,125)	—	(1,125)	(2,725)
Debt issuance costs	—	—	—	(23)	(42)
Increase in capital leases payable	—	—	1	—	1
Decrease in capital leases payable	(6)	(7)	(5)	(24)	(17)
Issuance of common shares	—	1	—	10	1
Share consolidation cost	—	—	(1)	—	(1)

Net cash from (used in) financing activities	(23)	(1,143)	(6)	(69)	483

Effect of foreign exchange rate changes on cash and cash equivalents	16	46	35	104	94

Net increase (decrease) in cash and cash equivalents	404	(1,345)	892	40	541
Cash and cash equivalents at beginning of period	3,128	4,473	2,600	3,492	2,951

Cash and cash equivalents at end of period	$3,532	$3,128	$3,492	$3,532	$3,492

NORTEL NETWORKS CORPORATION
Consolidated Financial Information
(U.S. GAAP; Millions of U.S. dollars)
The following tables reflect the completion of the Global Services resegmentation effected in the first quarter of 2007.
Segmented revenues
The following table summarizes our revenue and Operating Margin by segment for:

	Three months ended			Twelve months ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Revenues

Carrier Networks	$1,346	$1,080	$1,487	$4,493	$5,157
Enterprise Solutions	762	671	788	2,620	2,292
Global Services	605	540	540	2,087	2,132
Metro Ethernet Networks	429	360	449	1,525	1,591

Total reportable segments	3,142	2,651	3,264	10,725	11,172
Other	56	54	58	223	246

Total revenues	$3,198	$2,705	$3,322	$10,948	$11,418

Operating Margin
Carrier Networks	342	169	244	840	477
Enterprise Solutions	(1)	11	65	(8)	(45)
Global Services	130	105	58	385	337
Metro Ethernet Networks	(11)	2	—	(19)	55

Total reportable segments	460	287	367	1,198	824
Other	(216)	(153)	(226)	(797)	(827)

Total Operating Margin	244	134	141	401	(3)

Amortization of intangible assets	(13)	(12)	(7)	(50)	(26)
In-process research and development expense	—	—	(6)	—	(22)
Special charges	(38)	(56)	(29)	(210)	(105)
Gain (loss) on sales of businesses and assets	23	(3)	164	31	206
Shareholder litigation settlement (expense) recovery	—	—	(234)	54	219
Regulatory investigation expense	—	—	—	(35)	—
Other operating income — net	6	7	11	35	13
Other income -net	93	156	23	425	199
Interest expense	(80)	(107)	(97)	(381)	(340)
Income tax expense	(1,040)	(50)	9	(1,114)	(60)
Minority interests — net of tax	(39)	(43)	(58)	(115)	(59)
Equity in net earnings (loss) of associated companies — net of tax	—	1	3	2	(3)

Net earnings (loss) before cumulative effect of accounting change	$(844)	$27	$(80)	$(957)	$19

Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended			Twelve months ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Revenues

United States	$1,428	$1,159	$1,515	$4,974	$5,092
EMEA (a)	819	665	893	2,740	3,239
Canada	267	204	186	822	720
Asia	513	537	545	1,768	1,736
CALA (b)	171	140	183	644	631

Total revenues	$3,198	$2,705	$3,322	$10,948	$11,418

(a)     Europe, Middle East and Africa
(b)     Caribbean and Latin America
Network Solutions revenues
The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended			Twelve months ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Revenues

Carrier Networks
CDMA solutions	$771	$592	$731	$2,425	$2,311
GSM and UMTS solutions	359	341	549	1,373	2,021
Circuit and packet voice solutions	216	147	207	695	825

	1,346	1,080	1,487	4,493	5,157

Enterprise Solutions
Circuit and packet voice solutions	529	426	567	1,723	1,618
Data networking and security solutions	233	245	221	897	674

	762	671	788	2,620	2,292

Global Services	605	540	540	2,087	2,132

Metro Ethernet Networks Optical networking solutions	332	305	329	1,185	1,128
Data networking and security solutions	97	55	120	340	463

	429	360	449	1,525	1,591

Other	56	54	58	223	246

Total revenues	$3,198	$2,705	$3,322	$10,948	$11,418